As filed with the Securities and Exchange Commission on May __, 1999

                                               Registration No. 333- _________

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              AMENDMENT NO. 1 TO
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         APPLIED MAGNETICS CORPORATION
            (Exact name of registrant as specified in its charter)


            Delaware                                95-1950506
   (State or other jurisdiction of               (I.R.S. Employer
    incorporation or organization)                Identification No.)

                           -------------------------

                              75 Robin Hill Road
                           Goleta, California 93117
                                (805) 683-5353

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            -------------------------

                               CRAIG D. CRISMAN
                            Chief Executive Officer
                         Applied Magnetics Corporation
                              75 Robin Hill Road
                           Goleta, California 93117
                                (805) 683-5353

          (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With a copy to:

                          JAMES J. SLABY, JR., ESQ.
                   Sheppard, Mullin, Richter & Hampton LLP
                      333 South Hope Street, 48th Floor
                        Los Angeles, California 90071
                                (213) 620-1780
                         ----------------------------

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If the any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE, AND WE MAY CHANGE IT. OUR STOCKHOLDERS MAY NOT SELL THESE SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SHARES. IT IS NOT SOLICITING AN OFFER TO BUY THESE SHARES IN ANY STATE WHERE THEY DO NOT PERMIT THE OFFER OR SALE.

                  Subject to Completion, Dated April __, 1999

                                  Prospectus

                         APPLIED MAGNETICS CORPORATION

                        18,002,367 Shares Common Stock

This prospectus relates to the public offering of 18,002,367 shares of our common stock which is held by some of our current stockholders. We will not receive any of the proceeds of any sales by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol "APM." The closing price of the common stock on ___________, 1999 was $____ per share.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 7 for a discussion of certain factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          ---------------------------

                 The date of this prospectus is _______, 1999

                              PROSPECTUS SUMMARY

      You should read the following summary together with the more detailed information about our company and our consolidated financial statements and the notes to those statements incorporated by reference in this prospectus.


                                   Applied

      We are an independent manufacturer of magnetic recording heads and of head stack assemblies for disk drives. We manufacture advanced inductive thin film disk heads and are in the process of qualifying our 4.3 gigabyte magnetoresistive disk heads, in each case, primarily to supply to manufacturers of 3.5 inch hard disk drives. Our products compete on the basis of price, performance, quality and availability. We have also begun development of giant magnetoresistive disk heads, also intended for computer disk drive applications.

      Our principal executive offices are located at 75 Robin Hill Road, Goleta, California 93117, and our telephone number at that address is (805) 683-5353.


                                 The Offering


Shares Offered             18,002,367 shares of common stock, $.10 par
                           value.

Plan of Distribution       All of the shares of common stock are being
                           offered by the selling stockholders. The selling stockholders may offer from time to time some or all of the shares of common stock held by them directly or through brokers or dealers. See "Plan of Distribution".

Shares                     Outstanding 42,144,043 shares of common
                           stock as of February 25, 1999.

Proceeds We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

NYSE Trading Symbol        APM

Risk Factors               You should read carefully and
                           consider the matters discussed under the heading "Risk Factors" beginning on Page 9.

                             Material Developments

      Effective February 11, 1999, through an Agreement and Plan of Merger, dated as of November 24, 1998 and amended and restated as of January 19, 1999, our wholly owned subsidiary combined with Das Devices, Inc., a Delaware corporation, in a merger transaction in which DAS became our wholly owned subsidiary. In connection with the merger:

o We issued or reserved for issuance to the holders of the common stock and preferred stock of DAS, option holders, warrant holders, employees and consultants, an aggregate of 13,051,872 shares of our common stock, constituting approximately 33% of our outstanding common stock after giving effect to the merger, but excluding the shares of common stock to be sold to certain investors following the merger, and

o Directors and 5% stockholders of DAS are subject to a provision in the merger agreement which restricts sales of our securities by DAS affiliates until the earlier of (a) 60 days after the merger or (b) 48 hours after one month of combined financial results have been published.

      The merger was approved by the DAS stockholders on February 11, 1999. The number of shares of Applied common stock issued in the merger was determined through negotiations between our management and DAS management and was approved by each company's Board of Directors.

      Under the terms of a registration rights agreement with DAS, we have agreed to register the shares for resale under the Securities Act of 1933 within 60 days following the effective time of the merger. We agreed to indemnify each holder of registered shares for any loss caused by a failure to disclose information or the disclosure of false information in the registration statement, as long as the loss is not based upon information provided by such holder. Each holder of shares included in the registration statement has agreed to indemnify us, any underwriter and each other holder for any loss caused by a failure to disclose information or the disclosure of false information in the registration statement in reliance on information provided to us by such holder.

      DAS is primarily engaged in research and development of high technology advancements in magnetic recording heads for hard disk drives for computer applications and production methods for these heads. DAS also has limited manufacturing capability and has begun to manufacture and ship disk drive heads in limited quantities. DAS is focused on developing products for 1999 and future periods that are advancements over presently available disk drive head products. The merger combines DAS' proprietary and patented state-of-the-art wafer technology with our high volume manufacturing capability. The merger also increases the ability of the combined company to produce giant magnetoresistive heads for the marketplace at high areal densities. The merger should also enable the combined company to compete more effectively against larger competitors by providing it with a greater ability to develop new products and to accelerate its time to market performance.

      On November 24, 1998, we entered into a Securities Purchase Agreement, as amended and restated as of January 19, 1999, with Sierra Ventures VI, Watershed Partners, L.P., Watershed Cayman, L.L.C., Haussman Holdings, East River Ventures, L.L.C., JAFCO America Ventures, Inc. and The Chase Manhattan Bank as Trustee for First Plaza Group Trust. On February 11, 1999, pursuant to the

Securities Purchase Agreement, we sold to the investors 4,950,495 shares of our common stock in consideration of the payment to us of $18,750,000. Under the terms of a registration rights agreement with the investors, we have agreed to register the shares for resale under the Securities Act of 1933, within 60 days of the date of sale. The registration rights agreement contains indemnities similar to those in our registration rights agreement with DAS. The registration rights agreement also contains restrictions on the resale of our securities by the investors similar to those contained in the merger agreement.

                                 RISK FACTORS

      You should carefully consider the risks described below before investing in our common stock. The risks described below are not the only risks facing us. Additional risks and uncertainties that we do not presently know or that we do not presently believe are important to an investor may also harm us.

      If any of the events or conditions described in the following risks actually occur, our business, financial condition and results of operations could be seriously harmed. In that case, you may lose all or part of your investment.

We may not be able to respond to technology transitions which may cause our products to not be competitive in the industry.

      The magnetic recording head industry involves rapidly changing technology, short product life cycles and intense price competition. Demand for greater data storage capacity requires disk drive and disk head manufacturers to continue to build greater performance into their respective products. We cannot assure you that our products will achieve the performance necessary to remain competitive, or that we will qualify as a supplier for disk drive manufacturers' programs.

      During fiscal 1998, we experienced a rapid technology transition as the disk drive industry moved from inductive thin film to magnetoresistive disk head technology. Similarly, DAS abandoned its inductive thin film development program when the market moved to magnetoresistive technology more quickly than DAS management expected. As a result of our inability to qualify our magnetoresistive products on customer programs during fiscal 1998, we faced reduced customer demand for our products and significant reductions in revenues and experienced substantial losses. We cannot assure you that we will qualify for magnetoresistive and giant magnetoresistive disk head manufacturing programs or that we will not experience manufacturing and product quality problems in the future.

      Our future success depends on our ability to develop and qualify new products on a timely basis and to manufacture them in sufficient quantities to compete effectively on the basis of price and performance in customer's disk drives. We also cannot assure you that changes in technology will not result in a move away from magnetoresistive and giant magnetoresistive technology to another technology.

Das technology is unproven and may not meet expectations which may cause us to spend additional research and development funds and cause us to lose customer contacts.

      DAS' giant magnetoresistive technology and production advancements have been recently developed and are unproven. The DAS giant magnetoresistive technology may not meet expectations as to performance, durability or reliability or may otherwise fail to produce intended improvements over existing technologies. Although DAS technology has achieved favorable performance in testing, we cannot assure you that we will achieve these results in large-scale production. If favorable results are not achieved in large scale production, or the DAS technology fails to obtain expected results, we may be required to spend additional research and development funds to resolve problems or develop alternative solutions. In that event, we may lose the opportunity to bid for and receive additional customer contracts, and that may seriously harm our business, financial condition and results of operations.

Amortization of goodwill and merger expenses will delay or reduce our profitability.

      Amortization of merger expenses will reduce our profitability. The merger with DAS is being accounted for as a purchase, with the purchase price allocated to the acquired assets and liabilities of DAS. An in-process research and development charge, estimated to be approximately $28.7 million, will be recorded in the second quarter of fiscal 1999, the quarter during which the merger was completed. Intangible assets are comprised of developed technology and know-how of approximately $30.1 million and goodwill of approximately $12.2 million. The developed technology and know-how will be amortized as an expense over three years, and the goodwill will be amortized as an expense over seven years.

      We also anticipate that costs associated with the merger will negatively affect results of operations in the second quarter of fiscal 1999. We estimate that the combined company will incur approximately $3.5 million of expenses, primarily relating to costs associated with combining the operations of the two companies and the fees of financial advisors, attorneys and accountants. Although we do not believe that the costs will significantly exceed this amount, we cannot assure you that this estimate is correct or that unanticipated expenses, including research and development costs, will not substantially increase the costs of the merger.

Integrating business operations may prove difficult or divert management attention from our business which may cause short-term harm to operating results.

      The merger involves the integration of the operations and systems of the two companies and the realization of potential operating synergies may prove difficult. Management's attention may be diverted from other business concerns to address integration issues. These and other difficulties, including challenges related to assimilating and retaining personnel, associated with the merger may lead to potential short-term harm to operating results.

Our quarterly and annual operating results may fluctuate due to product cycles.

      Our operating results have fluctuated and may continue to fluctuate from quarter to quarter and year to year. Our sales are generally made pursuant to individual purchase orders and customer-specific materials are ordered on the basis of these purchase orders. As customer programs reach the end of their life cycle, we may have to write-down inventory and equipment. We must qualify on future programs to sell our products. We experienced substantial losses and cancellation, rescheduling and reduction of orders in fiscal 1998. Cancellations, rescheduling and reductions of orders result in inventory losses, under-utilization of production capacity and write downs of tooling and equipment which may seriously harm our business, financial condition and results of operations. Our operating results have in the past been and our operating results likely will in the future be harmed during periods when production capacity is underutilized.

We are exposed to cycles in the disk drive industry causing periods of over supply, reduced production levels, reduced demand and intense competitive pricing.

      The disk drive industry is very cyclical and historically has experienced periods of oversupply and reduced production levels, resulting in significantly reduced demand for disk heads, as well as intensely competitive pricing. The effect of these cycles on suppliers, including us, has been magnified by hard disk drive manufacturers' practice of ordering recording heads in excess of their needs during periods of rapid growth, which increases the severity of the drop in the demand for recording heads during periods of slower growth or contraction. An oversupply of hard disk drives occurred in early 1998 and, as a result, head suppliers, including us, experienced intense pricing pressure on their inductive thin film and magnetoresistive head products. A continued decline in demand for hard disk drives, as experienced by the industry during fiscal 1998, has seriously harmed our business, financial condition and results of operations. A continued decline in demand for older products and the failure to bring new products to the market would seriously harm our future business, financial condition and results of operations.

We have significant capital needs which if not available will harm our business.

      The recording disk head industry involves significant capital investment. Substantial expenditures are necessary for research and development in order to obtain technological improvements and develop new technologies such as magnetoresistive and giant magnetoresistive disk head products. We believe that, in order to achieve our objectives, we will need significant additional resources over the next several years for capital expenditures, working capital and research and development. We cannot assure you that such additional funds will be available to us or, if available, upon terms and conditions acceptable to us. During fiscal 1999, we plan to purchase or enter into lease financing for approximately $45 million of manufacturing equipment and facility improvements. We believe that we will be able to fund future expenditures from a combination of existing cash balances, sale of common stock, cash flow from operations, equipment lease financing arrangements and existing credit facilities. We may, however, need additional sources of capital to meet our financing requirements. If we are unable to obtain sufficient capital, we will need to curtail our operating and capital expenditures, which could seriously harm our future business, financial condition and results of operations.

We must service short-term borrowings and some of our loans are callable.

      At February 22, 1999, we had approximately $60.2 million of short-term borrowings outstanding in variable interest rate demand loans from banks in Malaysia, where we have substantial manufacturing operations. The loans are callable on demand and have no termination date. The loans are used for the purchase of manufacturing equipment and for working capital purposes. While we have no reason to believe the loans will be called, we cannot assure you that the banks will continue to make such loans available. We have several significant lease obligations and bank loans which are payable on a monthly basis. We cannot assure you that we will continue to meet these obligations when they come due. If we do not, the lenders could enforce penalties, reclaim equipment or intellectual property, or otherwise seriously harm our business, financial condition and results of operations.

Our revenues come primarily from a few customers.

      We have depended on two customers for most of our recent sales. We cannot assure you that these customers will continue to purchase from us or that we will be successful in obtaining new customers.

      The disk head industry is intensely competitive and largely dependent on sales to a limited number of major disk drive manufacturers. Western Digital accounted for 72% of our net sales in fiscal 1998; Samsung Electronics accounted for 27% of our net sales during fiscal 1998.

      On April 30, 1998, Western Digital and IBM entered into a letter of intent. IBM plans to supply Western Digital with giant magnetoresistive heads and other components and technology for desktop hard drives. Western Digital expects to introduce hard drives based on IBM products and designs in the first half of calendar year 1999. However, the agreement does not preclude other head suppliers, such as us, from competing on future non-IBM desktop programs at Western Digital. We cannot assure you, however, that we will be able to successfully bid for and receive purchase orders for these programs in the future.

      Our ability to obtain new customers depends on whether we can:

      o Achieve delivery of products that meet customer specifications at competitive prices.

      o Anticipate technological changes and meet development requirements in a timely fashion.

      o     Develop products to meet individualized customer requirements.

      Our business, financial condition and results of operations will be seriously harmed if:

      o     We are unable to attract new customers.

      o If vertically integrated manufacturers do not continue to purchase hard drive components from third parties like us.

      o Non-integrated disk drive manufacturers begin to develop component manufacturing ability.

      o Hard drive manufacturers enter into exclusive strategic arrangements with component manufacturers.

We face intense competition and may not be able to remain competitive with our competitors.

      We face intense competition for our hard drive components. We cannot assure you that we will continue to develop technology or sales and manufacturing capabilities to compete effectively with our competitors.

      We compete with other independent recording head suppliers, as well as disk drive manufacturers that produce magnetic recording heads used in their own products. Read-Rite Corporation has been the largest domestic competitor among independent magnetoresistive disk head manufacturers and has had substantially greater sales of magnetoresistive disk head products than us.

      Currently, several large Japanese companies, some with considerably more resources than us, compete in the independent head market and have had considerable success in gaining market share. Alps Electric Corporation, TDK Corporation (and its SAE Magnetics subsidiary) and Yamaha Corporation continue to aggressively develop and market recording heads.

      Other independent recording head manufacturers that are shipping, or intend to ship, to the original equipment manufacturer marketplace include Headway Technologies, Inc., Silmag, Kaifa Technology, Inc.
and Hitachi Metals Ltd.

      Disk manufacturers such as Fujitsu, Hitachi, IBM, and Seagate Technology produce some or all of their own inductive thin film, magnetoresistive and giant magnetoresistive heads they use. All of these companies have significantly greater financial, technical and marketing resources than us. IBM also makes its recording head products available in the original equipment manufacturer market to competing drive manufacturers.

We depend on foreign operations which are subject to labor disruption, civil unrest and political instability.

      We conduct our head production, assembly and test operations in our facilities in Korea, Malaysia and China. Further, independent contractors conduct manufacturing and assembly operations for us in Malaysia and China. Our operations in Korea have, from time to time in recent years, been affected by labor disruptions and may face potential labor shortages in the future, as other disk drive and component manufacturers expand their production facilities in Malaysia. In addition to risks of labor disruption, civil unrest and political instability, our foreign operations may be subject to:

      o     Delays in obtaining governmental permits and approvals.

      o     Currency exchange fluctuations.

      o     Currency and trade restrictions.

      o     Transportation problems.

Our stock price has varied greatly and may continue to fluctuate which may reduce our ability to raise additional operating funds.

      The market price of our common stock has been volatile, with closing market prices ranging from $4.00 to $33.25 per share during fiscal 1998 and from $3.38 to $9.19 per share during the first five months of fiscal 1999. The volatility of our stock price may reduce our ability to raise additional operating funds. Our stock price may fluctuate in the future due to a number of factors, including:

      o     Quarter-to-quarter operating results.

      o Market assessments of proposed and completed strategic transactions, including the merger.

      o     Disk drive and computer industry conditions.

      o     Awards of product qualifications and customer orders to competitors.

      o Changes in prices of our products or the products sold by our competitors.

      o New product or product development announcements by us or our competitors.

      o     General market and economic conditions.

The volatility of the stock markets in recent years has caused wide fluctuations in trading prices of stocks of technology companies independent of their individual operating results. The market price of our common stock at any given time may be reduced by factors independent of our operating results.

We may not be ready for year 2000 computer issues which may cause significant expenses.

      The "Year 2000" issue exists because the date codes used in some computer hardware and software systems use only two digits and are therefore unable to distinguish between the years 1900 and 2000. Although we have partially completed an investigation of our year 2000 exposure and we are in the process of transferring DAS systems over to our systems, we cannot assure you that we are ready for year 2000. Although we believe we will not incur significant expenses relating to year 2000 readiness, we are continuing to evaluate our information technology and product infrastructures for year 2000 compliance. Any unresolved or undetected year 2000 compliance problems could seriously harm our business, financial condition and results of operations.

      Our effort to address year 2000 issues began in 1997. In fiscal 1998, we spent $7.5 million to complete the implementation of a worldwide management information system that addresses the year 2000 issue and also provides fully integrated manufacturing and financial capabilities. In addressing year 2000 issues, we have employed a five-step process consisting of:

      o     Conducting a company-wide inventory.

      o Assessing year 2000 compliance, including communication with our customers and suppliers to determine their year 2000 efforts.

      o     Remediating non-compliant hardware and software.

      o     Testing remediation hardware and software.

      o     Certifying year 2000 compliance.

Inventory and assessment activities are estimated to be approximately 75% complete. Overall remediation efforts are estimated to be approximately 50% complete. Much of the cost for year 2000 efforts is being accounted for as part of normal operating budgets.

Shares eligible for future sale may adversely affect market price of our common stock making it more difficult to sell our securities in the future.

            If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. These sales also might make it more difficult to sell equity or equity-related securities in the future at a time and at a price we deem appropriate. The Company currently has outstanding:

o 7% Convertible Subordinated Debentures due 2006 which are convertible into 6,200,000 shares of the Applied Common Stock.

o     Warrants to purchase 1,200,000 shares of the Applied Common Stock.

o 837,868 shares available for issuance pursuant to various stock option plans.

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



                     WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549 and at the following regional offices of the SEC: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's Internet site at http://www.sec.gov.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of the common stock.

      o Annual Report on Form 10-K for the fiscal year ended October 3, 1998 and Annual Report on Form 10-K/A for the fiscal year ended
            October 3, 1998;

      o Quarterly Reports on Form 10-Q for the fiscal quarter ended January 2, 1999 and April 3, 1999; and

      o Current Reports on Form 8-K dated October 28, November 24, 1998 February 12, 1999, March 26, 1999, Current Report on Form 8-K/A dated March 5, 1999 and Current Report on Form 8-K/A dated May __, 1999.

      This prospectus is part of a registration statement we filed with the SEC.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

      Applied Magnetics Corporations
      75 Robin Hill Road
      Goleta, California 93117
      Attention:  Peter T. Altavilla, Corporate Secretary
      Telephone:  (805) 683-5353

      You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus.

                             SELLING STOCKHOLDERS

      The following table provides information as to the shares of common stock owned beneficially by the selling stockholders as of February 25, 1999, the number of shares to be sold by the selling stockholders and the number of shares which will be owned by the selling stockholders after the offering.


                                                                                       NUMBER OF        SHARES
                                                                                     SHARES TO BE    BENEFICIALLY
            NAME OF SELLING                         NUMBER OF BENEFICIALLY            OFFERED FOR    OWNED AFTER
            STOCKHOLDER (1)                       OWNED PRIOR TO OFFERING (2)           RESALE       OFFERING (2)
            ---------------                       ---------------------------           ------       ------------
                                                      NUMBER       PERCENT
                                                      ------       -------

Cassin, Brendan Joseph and Isabel B.,                 186,872           *               186,872           0
Trustees of the Cassin Family Trust
U/D/T dated January 31, 1996 (5)
Donald L. Lucas Profit Sharing Trust                   65,815           *                65,815           0
DTD 1-1-84 (5)
Lucas, Richard M. Cancer Foundation                    52,619           *                52,619           0
(5)
Donald L. Lucas, Trustee, Donald L.                    13,196           *                13,196           0
Lucas and Lygia S. Lucas Trust DTD
12/3/84 (5)
Viko Technology, Inc. (5)                              35,189           *                35,189           0
Patel, Pinakin R., Trustee of the                      17,594           *                17,594           0
Pinakin R. and Kalpana P. Patel Trust,
January 13, 1986 (5)
Kitrosser, Steven P. (5)                                4,486           *                 4,486           0
Teal, Robert G. (5)                                     5,383           *                 5,383           0
Davis, Joseph (5)                                       1,759           *                 1,759           0
Frontline Partners, L.P. (5)                          175,948           *               175,948           0
Comdisco (5)                                           33,824           *                33,824           0
Venture Lending & Leasing Inc. (5)                     12,725           *                12,725           0
Victory Ventures LLC (5)                              323,407           *               323,407           0
Jacobson, Crystalynn (5)                                   29           *                    29           0
Raza, S. Atiq (5)                                      52,756           *                52,756           0
Equities Holdings LLC (5)                              26,199           *                26,199           0
Sierra Ventures VI (4) (5)                          1,747,818         4.15%           1,747,818           0
SV Associates VI (5)                                  167,233           *               167,233           0
AK Investments, Inc. (5)                              351,920           *               351,920           0
RWI Group II, L.P. (5)                                213,862           *               213,862           0





                                                  Page 14 of 31


                                                                                       NUMBER OF        SHARES
                                                                                     SHARES TO BE    BENEFICIALLY
            NAME OF SELLING                         NUMBER OF BENEFICIALLY            OFFERED FOR    OWNED AFTER
            STOCKHOLDER (1)                       OWNED PRIOR TO OFFERING (2)           RESALE       OFFERING (2)
            ---------------                       ---------------------------           ------       ------------
                                                      NUMBER       PERCENT
                                                      ------       -------
CitiCorp (5)                                          958,279         2.27%             958,279           0
Das, Shyam C. (5)                                          95           *                    95           0
Northlea Partners, Ltd. (5)                             3,985           *                 3,985           0
Levy, Leonard, Smith Barney, Inc. (5)                   1,112           *                 1,112           0
Custodian FBO (5)
Goel, Prabhaker as Custodian for                       17,596           *                17,596           0
Prakrati Goel (5)
Goel Foundation (5)                                    17,596           *                17,596           0
Adkisson, James (5)                                     4,399           *                 4,399           0
Enguehard, Barre (5)                                    8,798           *                 8,798           0
East River Ventures, L.P. (4) (5)                     950,930         2.26%             950,930           0
Chisholm Private Capital Partners, L.P.               485,294         1.15%             485,294           0
(5)
Popular Profile Sdn. Bhd. (5)                         175,960           *               175,960           0
Carozza, Anna and Dary (5)                              1,935           *                 1,935           0
Dewis, Joan (5)                                         2,551           *                 2,551           0
Vitiello, Salvatore J. (5)                              2,199           *                 2,199           0
Lautman, William (5)                                   17,595           *                17,595           0
Lindgren, Alicia B. (5)                                 4,231           *                4,2231           0
DeMarco, Christopher (5)                                2,639           *                 2,639           0
Petillo, John (5)                                       8,798           *                 8,798           0
M3 Partners, L.C. (5)                                  70,384           *                70,384           0
Newman, Harold J., Newberger &                         35,192           *                35,192           0
Berman, LLC, Custodian FBO, IRA
Rollover (5)
Newman Harold J. (5)                                   52,788           *                52,788           0
M3 Partners L.C. (5)                                    4,961           *                 4,961           0
Bailey, Clarke H. (5)                                   3,416           *                 3,416           0
Egan, Robert L. (5)                                     3,416           *                 3,416           0
Rawn, Stanley R. (5)                                    3,416           *                 3,416           0
Hackett, Melinda, Trust FBO (5)                         1,240           *                 1,240           0
Pascal, Donald T. (5)                                   5,639           *                 5,639           0









                                                  Page 15 of 31


                                                                                       NUMBER OF        SHARES
                                                                                     SHARES TO BE    BENEFICIALLY
            NAME OF SELLING                         NUMBER OF BENEFICIALLY            OFFERED FOR    OWNED AFTER
            STOCKHOLDER (1)                       OWNED PRIOR TO OFFERING (2)           RESALE       OFFERING (2)
            ---------------                       ---------------------------           ------       ------------
                                                      NUMBER       PERCENT
                                                      ------       -------
Lowenberg, Jonathan M. (5)                                496           *                   496           0
Doykos, James (5)                                         496           *                   496           0
Chorske, Michael W. (5)                                   496           *                   496           0
Hackett, Montague III, Trust FBO (5)                    1,240           *                 1,240           0
Rubin, Donald (5)                                       6,269           *                 6,269           0
Martin, Neil P. (5)                                     1,759           *                 1,759           0
Martin, Herbert J. (5)                                 17,596           *                17,596           0
Lehman Brothers MBG Venture                            15,234           *                15,234           0
Capital Partners 1997 L.P. (5)
LBI Group Inc.   (5)                                  232,422           *               232,422           0
Walter A. Carozza (5)                                   3,519           *                 3,519           0
Aragon Fondkommission AB (5)                          175,963           *               175,963           0
Brewin Nominees Limited  (5)                            7,037           *                7,037            0
Gerlach & Co (5)                                       43,999           *                43,999           0
Banque Edouard Constant SA (5)                         52,788           *                52,788           0
Task Holdings Limited (5)                             175,963           *               175,963           0
Zaccaria, Bert L. (5)                                 204,761           *               204,761           0
DAHLM Partners (5)                                     21,995           *                21,995           0
English, Robert D. (5)                                 17,595           *                17,595           0
Hart, Larry (5)                                           924           *                   924           0
KTS Partners LLC (5)                                  351,926           *               351,926           0
Lockwood, Christopher J. (5)                           17,595           *                17,595           0
Price, D. Miles (5)                                    17,595           *                17,595           0
Strauss, Peter (5)                                     26,394           *                26,394           0
Whittier Ventures LLC (5)                             175,963           *               175,963           0
Berlin, Howard R. (5)                                  35,192           *                35,192           0
Paduano, Daniel P. (5)                                 35,192           *                35,192           0
JAFCO Co., Ltd. (5)                                   175,963           *               175,963           0
JAFCO R-3 Investment Enterprise                       120,523           *               120,523           0
Partnership (5)










                                                  Page 16 of 31


                                                                                       NUMBER OF        SHARES
                                                                                     SHARES TO BE    BENEFICIALLY
            NAME OF SELLING                         NUMBER OF BENEFICIALLY            OFFERED FOR    OWNED AFTER
            STOCKHOLDER (1)                       OWNED PRIOR TO OFFERING (2)           RESALE       OFFERING (2)
            ---------------                       ---------------------------           ------       ------------
                                                      NUMBER       PERCENT
                                                      ------       -------
JAFCO JS-3 Investment Enterprise                       72,313           *                72,313           0
Partnership (5)
JAFCO G-6(A) Investment Enterprise                    108,470           *               108,470           0
Partnership (5)
JAFCO G-6(B) Investment Enterprise                    108,470           *               108,470           0
Partnership (5)
JAFCO G-7(A) Investment Enterprise                    147,038           *               147,038           0
Partnership (5)
JAFCO G-7(B) Investment Enterprise                    147,038           *               147,038           0
Partnership (5)
U.S. Information Technology No. 2                     527,890           *               527,890           0
Investment Enterprise Partnership (5)
Flinn, Lawrence Jr. (5)                               175,963           *               175,963           0
Yorkton Securities Inc. in trust for                   68,625           *                68,625           0
Valeo Limited (5)
Falore, David J. (5)                                    1,759           *                 1,759           0
Falore, Joseph M. (5)                                   1,759           *                 1,759           0
Schaltz, Gerald and Sharon A., Trustees                 1,759           *                 1,759           0
Shaltz Family Trust, DTD 1/12/98 (5)
Rush & Co. (5)                                         19,356           *                19,356           0
Lehman Brothers MBG Ventures                              577           *                   577           0
Capital Partners 1998 (A) L.P. (5)
Lehman Brothers MBG Ventures                               10           *                    10           0
Capital Partners 1998 (B) L.P. (5)
Lehman Brothers MBG Venture                                65                                65           0
Capital Partners 1998 (C) L.P. (5)
M.I.S. VC Partners, L.P. (5)                          615,870         1.46%             615,870           0
Watershed Partners, L.P.  (4)                         299,505           *               299,505           0
Watershed Cayman, Ltd. (4)                            299,505           *               299,505           0
JAFCO America Ventures, Inc. (4)                      955,445         2.27%             955,445           0
The Chase Manhattan Bank, as Trustee                4,900,989        11.63%           4,900,939           0
for First Plaza Group Trust (3) (4)
Mitchel G. Underseth (5)                               69,307           *                74,257           0
ORYX Technology Corp. (5)                              54,455           *                54,455           0

---------------

      (1) Mr. Zaccaria became a member of our Board of Directors on February 26, 1999.

      (2) The calculation of shares of common stock beneficially owned was determined in accordance with Rule 13d-3 of the Exchange Act.



                                                  Page 17 of 31




      (3) The Chase Manhattan Bank acts as the Trustee for the First Plaza Group Trust a trust under and for the benefit of certain employee benefit plans of General Motors Corporation and its subsidiaries. The address of Trust is c/o The Chase Manhattan Bank, as Trustee for First Plaza Group Trust, 4 Chase Metrotech Center, Brooklyn, New York 11245. These shares may be considered to be owned beneficially by General Motors Investment Management Corporation a wholly owned subsidiary of General Motors Corporation. General Motors Investment Management Corporation's principal business is providing investment advice and investment management services with respect to the assets of certain employee benefit plans of General Motors Corporation and its subsidiaries and with respect to the assets of certain direct and indirect subsidiaries of General Motors Corporation and associated entities. General Motors Investment Management Corporation is serving as the Trust's Investment manager with respect to these shares and in that capacity has sole power to direct the Trustee as to the voting and disposition of these shares. Because of the Trustee's limited role, beneficial ownership of these shares by the Trustee is disclaimed. The address of General Motors Investment Management Corporation is 767 Fifth Avenue, New York, New York 10153.

      (4) Indicates the selling shareholder received its shares in the DAS merger.

      (5) Indicates the selling shareholder purchased its shares under the Securities Purchase Agreement.

      Our registration of the shares included in this prospectus does not necessarily mean that the selling stockholders will decide to sell any of the shares offered by this prospectus. The shares covered by this prospectus may be sold from time to time by the selling stockholders so long as this prospectus remains in effect; provided, however, that the selling stockholders are first required to contact us to confirm that this prospectus is in effect.


                          DESCRIPTION OF COMMON STOCK

      Each holder of our common stock is entitled to one vote per share held of record on each matter submitted to stockholders. Cumulative voting for the election of directors is not permitted, and the holders of a majority of shares voting for the election of directors can elect all members of the Board of Directors.

      Holders of record of shares of our common stock are entitled to receive ratably dividends when and if declared by the Board of Directors out of funds of legally available for dividends. In the event of a voluntary or involuntary winding up or dissolution, liquidation or partial liquidation, holders of the common stock are entitled to participate ratably in any distribution of the assets of our company.

      Holders of the common stock have no conversion, redemption or preemptive rights. All outstanding shares of the common stock are validly issued, fully paid and nonassessable.

                             PLAN OF DISTRIBUTION

      Neither we nor the selling stockholders have employed an underwriter for the sale of common stock by the selling stockholders. We will pay all expenses, other than broker or dealer discounts and commissions, stock transfer taxes and the fees and disbursements of separate counsel, if any, retained by the shareholders, associated with the sale of the common stock. The securities covered by this prospectus may be sold by or for the account of the selling stockholders pursuant to this prospectus or pursuant to Rule 144 under the Securities Act.

      The selling stockholders may offer their shares of common stock directly or through pledgees, donees, transferees or other successors in interest at various times in one or more of the following transactions, which may include block sales:

      o On any stock exchange on which the shares of common stock may be listed at the time of sale, either through a broker or otherwise;

      o     In negotiated transactions;

      o     In the over-the-counter market;

      o     In a combination of any of the above transactions; or

      o     Through any other available market transaction.

      The selling stockholders may offer their shares of common stock at any of the following prices:

      o     Fixed prices which may be changed;

      o     Market prices prevailing at the time of sale;

      o     Prices related to such prevailing market prices; or

      o     At negotiated prices.

      If required by law, we will add a supplement to this prospectus to disclose the specific shares to be sold, the names of the selling stockholders, the public offering prices of the shares to be sold, the names of any broker or dealer employed by the selling stockholders in connection with such sale, and any applicable commission or discount with respect to a particular offer.

      The selling stockholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both.

      Any broker-dealer acquiring common stock from the selling stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on the New York Stock Exchange or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The selling stockholders and any broker-dealers that act in connection with the sale of the common stock might be deemed to be "underwriters" pursuant to Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principals might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any such commissions, as well as other expenses incurred by the selling stockholders and applicable transfer taxes, are payable by the selling stockholders. In addition, the selling stockholders may be subject to applicable provisions of Regulation M under the Exchange Act of 1934, which may limit the timing of the purchases and sales of shares of common stock by the selling stockholders.

      We have not registered or qualified offers and sales of shares of the common stock under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the selling stockholders will offer and sell their shares of common stock in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling stockholders may not offer or sell shares of common stock unless we have registered or qualified the shares for sale in such states or we have complied with an available exemption from registration or qualification.

                                 LEGAL MATTERS

      The validity of the shares of common stock has been passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, Los Angeles, California.

                                    EXPERTS

      The audited consolidated financial statements and schedules of Applied included or incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect to such audited consolidated financial statements and schedules, and are included in this prospectus in reliance upon their authority as experts in giving the indicated reports.

      The audited financial statements of DAS included or incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect to such audited financial statements, and are included in this prospectus in reliance upon their authority as experts in giving the indicated reports.

No person has been authorized to give any
information or to make any representations
other than those contained in this prospectus
in connection with the offer made by this
prospectus. If given or made, you must not
rely on such information or representations.
You should not consider that the delivery of
this prospectus or any sale made hereunder        APPLIED MAGNETICS CORPORATION
under any circumstances creates any implication
that there has been no change in us or in our
business, operations or financial condition
since the date of this prospectus. This
prospectus does not constitute an offer or
solicitation by anyone in any jurisdiction in
which such offer or solicitation is not                18,002,367 shares of
qualified to do so or to anyone to whom it is               common stock
unlawful to make such solicitation.

      Table of Contents

Prospectus Summary.....................4

Risk Factors...........................7

Where You Can Find More Information...13

Selling Stockholders..................14                Prospectus

Description of Common Stock...........18                _______, 1999

Plan of Distribution..................19

Legal Matters.........................20

Experts...............................20

                                    Part II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

      The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee and the listing fee.

Securities and Exchange Commission
     registration fee................ $15,518*

Printing and engraving expenses......   2,000*

Accounting fees and expenses.........   7,500*

Legal fees and expenses..............  15,000*

Miscellaneous expenses...............   1,000*

      Total.......................... $41,018

      *Estimate


Item 15.    Indemnification of Directors and Officers

      The indemnification of officers and directors of the Registrant is governed by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") and the Certificate of Incorporation and By-Laws of the Registrant. Subsection (a) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

      Subsection (b) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or

                                     II-1
                                Page 22 of 31
is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      DGCL Section 145 further provides that to the extent that a present or former director or officer is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. In all cases in which indemnification is permitted under subsections (a) and (b) of Section 145 (unless ordered by a court), it shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the applicable standard of conduct has been met by the party to be indemnified. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification. DGCL Section 145 also provides that indemnification and advancement of expenses permitted thereunder are not to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise. DGCL Section 145 also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

      The Certificate of Incorporation of the Registrant (the "Certificate") provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of
Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

                                     II-2
                                Page 23 of 31

      The Registrant's By-laws provide that the Registrant shall indemnify an officer or director for any costs incurred by such officer or director in connection with a proceeding against such officer or director by reason of the fact that he is or was an officer or director of the Registrant, unless such indemnification is prohibited under applicable law. Pursuant to the By-laws, the Registrant may also be required to advance funds to an officer or director who is entitled to indemnification upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined that such person is not entitled to indemnification. The By-laws further provide that the Registrant may provide indemnification or the advancement of expenses to any other person as permitted by applicable law. Such By-law provisions are intended to be broader than the statutory indemnification provided in the DGCL. However, the extent to which such broader indemnification may be permissible under Delaware law has not been established.

      The Registrant maintains a directors and officers liability policy. The policy's coverage, among other things, (i) provides for payment on behalf of the Registrant's officers and directors against loss (as defined in the policy) stemming from acts committed by directors and officers in their capacities as such, with no annual individual deductible element per director or officer, and
(ii) provides for reimbursement of the Registrant against such loss for which the Registrant grants indemnification to any director or officer, as permitted by law.

Item 16.    EXHIBITS

5.1   Opinion of Sheppard, Mullin, Richter & Hampton LLP

23.1  Consent of Arthur Andersen LLP

23.2  Consent of Arthur Andersen LLP

23.3  Consent of Sheppard, Mullin, Richter & Hampton LLP (included in
      Exhibit 5.1)

24.1  Power of Attorney of certain officers and directors (included on page S-1)

Item 17.    UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration Statement:

            a. To include any prospectus required by Section 10(a)(3) of the Securities Act;

            b. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registrant Statement;

            c. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                                     II-3
                                Page 24 of 31

      Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the Registration Statement is on Form S-3, or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

      1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                     II-4
                                Page 25 of 31

                                  SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Goleta, State of California, on May 18, 1999.

APPLIED MAGNETICS CORPORATION

By         Craig D. Crisman
      -------------------------------
           Craig D. Crisman
       Chief Executive Officer


                               POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Craig D. Crisman and Jerry Goldress, and each of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                             Date


    Craig D. Crisman                            May 18, 1999
--------------------------------
Craig D. Crisman, Chairman of the Board
and Chief Executive Officer
(principal executive officer, principal
financial officer)

    Peter T. Altavilla                          May 18, 1999
--------------------------------
Peter T. Altavilla, Secretary and
Controller (principal accounting officer)


    Herbert Dwight, Jr.*                        May 18, 1999
--------------------------------
Herbert Dwight, Jr., Director





                                      S-1
                                Page 26 of 31

    Harold Frank*                               May 18, 1999
--------------------------------
Harold Frank, Director


    Jerry Goldress*                             May 18, 1999
--------------------------------
Jerry Goldress, Director


    R. C. Mercure*                              May 18, 1999
--------------------------------
R. C. Mercure, Director



               Craig D. Crisman
    *By: ---------------------------------
               Craig D. Crisman
               Attorney-In-Fact























                                      S-2
                                Page 27 of 31

                                                                    EXHIBIT 5.1

                              [On SMR&H Letterhead]


                                  May 18, 1999


Applied Magnetics Corporation
75 Robin Hill Road
Goleta, California  93117



Re:   Registration Statement on Form S-3


Ladies and Gentlemen:

            As special counsel for Applied Magnetics Corporation, a Delaware corporation ("AMC"), in connection with AMC's Registration Statement on Form S-3, No. 333-_____ (the "Registration Statement"), registering a maximum of 18,002,367 shares of AMC's Common Stock, $0.10 par value (the "Shares"), to be sold on behalf of certain holders thereof (the "Offering"), we have been requested to render this opinion.

            For the purpose of rendering the opinion set forth herein, we have been furnished with and examined only the following documents:

            1. The Certificate of Incorporation of AMC, certified by the Delaware Secretary of State as of February 5, 1999;

            2.    The Bylaws of AMC, certified by the Secretary of AMC;

            3.    The Registration Statement; and

            4. Records of the meetings of the Board of Directors of AMC pertaining to the Offering.

Applied Magnetics Corporation
May 18, 1999
Page 2


            With respect to all of the foregoing documents, we have assumed, without investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We also have obtained from the officers of AMC such advice as to such factual matters as we consider necessary for the purpose of this opinion, and insofar as this opinion is based on such matters of fact, we have relied on such advice. We express no opinion as to the statistical information and the financial statements, the notes thereto and related schedules and other financial data, included, or documents incorporated by reference, in the Registration Statement.

            Based on the foregoing, subject to the assumptions, limitations and exceptions set forth herein, we are of the opinion that the Shares to be sold in the Offering are duly authorized, validly issued, fully paid and nonassessable.

            Our opinion expressed herein is limited to those matters expressly set forth herein, and no opinion may be implied or inferred beyond the matters expressly stated herein. We hereby disclaim any obligation to notify any person or entity after the date hereof if any change in fact or law should change our opinion with respect to any matter set forth in this letter.

            This opinion is limited to the Delaware General Corporation Law and the Securities Act, to present judicial interpretations thereof and to facts as they presently exist. In rendering this opinion, we have no obligation to revise or supplement it should such laws be changed by legislative action, judicial decision or otherwise.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus which is part of the Registration Statement.

                                    Very truly yours,

                                    /s/ Sheppard, Mullin, Richter & Hampton LLP

                                EXHIBIT 23.1

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our reports dated December 15, 1998 included (or incorporated by reference) in Applied Magnetics Corporation's Form 10-K for the fiscal year ended October 3, 1998 and to all references to our firm included in this Registration Statement.



                                           /s/ Arthur Andersen LLP
                                           -----------------------
                                           ARTHUR ANDERSEN LLP

Los Angeles, California
May 18, 1999

                                EXHIBIT 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our reports dated May 11, 1999 included (or incorporated by reference) in the financial statements of DAS Devices, Inc. for the fiscal year ended September 30, 1998 and to all references to our firm included in this Registration Statement.



                                                  /s/ Arthur Andersen LP
                                                  ----------------------
                                                  ARTHUR ANDERSEN LLP

Los Angeles, California
May 18, 1999.